Exhibit 99.1

China Green Agriculture, Inc. Inc. Receives NYSE Notice Regarding Late Form 10-K Filing, Completes Filing

XI’AN, CHINA, October 20, 2017 / China Green Agriculture, Inc. Inc. (NYSE: CGA) (the “Company”) announced today that, as a result of its failure to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (the “Form 10-K”) in a timely fashion, it has received a notice from the New York Stock Exchange (the “NYSE”) that the Company was not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual.

Thereafter, the Company filed the Form 10-K on October 19, 2017, thus regaining compliance with the NYSE listing standards.

The reason for the delay was that during the period covered by the 2017 Form 10-K, the Company completed eight acquisitions, tripling the number of subsidiaries. Also, the 2017 fiscal year constituted the first full year operations of a new wholesale segment of the Company.

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd (“Gufeng”) and a variable interest entities: Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd. (“Yuxing”), Shaanxi Lishijie Agrochemical Co., Ltd. (“Lishijie”), Songyuan Jinyangguang Sannong Service Co., Ltd. (Jinyangguang”), Shenqiu County Zhenbai Agriculture Co., Ltd. (“Zhenbai Argi”), Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd. (“Wangtian”), Aksu Xindeguo Agricultural Materials Co., Ltd. (Xindeguo”), Xinjiang Xinyulei Eco-agriculture Science and Technology Co., Ltd. (“Xinyulei”), Sunwu Xiangrong Agricultural Materials Co., Ltd. (Xiangrong), and Anhui Fengnong Seed Co. Ltd. (Fengnong). For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company’s reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Tel: +86-29-88266383
Email: info@cgagri.com